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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (File Nos. 333-48828, 333-48824, 333-59866, and 333-59264) pertaining to the 1989 Stock Plan, the 1993 Employee Stock Purchase Plan, the Empeg Limited Company Share Option Plan 1999, of SONICblue Incorporated, of our report dated February 1, 2001, except for the last three paragraphs in Note 17 as to which the date is March 30, 2001, with respect to the consolidated financial statements of SONICblue Incorporated included in the Annual Report (Form 10-K/A) for the year ended December 31, 2000.

                                            /s/ Ernst & Young LLP

San Jose, California
May 22, 2001